Nagashima Ohno & Tsunematsu

JP Tower, 2-7-2 Marunouchi, Chiyoda-ku, Tokyo 100-7036, Japan
Telephone: 81-3-6889-700 Facsimile: 81-3-6889-8000

November 21, 2017

Sony Corporation

7-1, Konan 1-chome

Minato-ku, Tokyo 108-0075

Japan

Ladies and Gentlemen:

We have acted as Japanese counsel to Sony Corporation, a corporation organized under the laws of Japan (“Sony”) in connection with the Registration Statement as defined below. Sony has requested our opinion in connection with a Registration Statement on Form S-8 (the “Registration Statement”) which is (i) to be filed by it with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended (the “Act”); and which (ii) relates to an aggregate of 2,984,400 shares of its common stock (the “Shares”) consisting of (a) 2,946,400 shares of which are issuable upon exercise of the Thirty-Fourth Series of Stock Acquisition Rights for Shares of Common Stock of Sony and the Thirty-Fifth Series of Stock Acquisition Rights for Shares of Common Stock of Sony (together, the “SARs”) granted to corporate executive officers and employees of Sony, and directors, officers and employees of affiliated companies of Sony in connection with its Stock Incentive Plan, and (b) 38,000 shares of which are subject to vesting restrictions to be issued pursuant to the Second Series of Restricted Stock Plan of Sony to corporate executives of Sony in connection with its Stock Incentive Plan.

In connection with this opinion letter, we have examined the originals or copies certified or otherwise identified to our satisfaction of the Registration Statement and such other records, documents, certificates, agreements, or other instruments and have made such other inquiries, all as we deemed necessary to enable us to render the opinions expressed below.

Based on the foregoing, we are of the opinion that the Shares (a) to be issued upon exercise of the SARs and (b) to be issued pursuant to the Second Series of Restricted Stock Plan of Sony have been duly and validly authorized for issuance and, (x) when issued upon exercise of the SARs in compliance with the provisions of the terms and conditions of the SARs, and (y) when issued pursuant to the Second Series of Restricted Stock Plan of Sony, will be validly issued, fully paid and non-assessable.

We are members of the bar of Japan and our opinion is limited solely to the laws of Japan effective as of the date hereof.

We consent to the inclusion of this opinion as part of the Registration Statement and to the reference to our firm therein. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules promulgated thereunder.

Very truly yours,

/s/ Nagashima Ohno & Tsunematsu

(MI)